UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2005

VENTURE CATALYST INCORPORATED

(Exact Name of registrant as specified in its charter)

Utah	0-11532	33-0618806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

591 Camino De La Reina, Suite 418 San Diego, California	92108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 385-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Executive Officer Compensation

On October 28, 2005, the Compensation Committee of the Board of Directors of Venture Catalyst Incorporated (the “Company”) approved the purchase of a supplemental medical reimbursement and AD&D insurance policy to provide coverage for each of the Company’s current and future executive officers, including the named executive officers of the Company (the “Supplemental Benefit Insurance”). The Supplemental Benefit Insurance supplements the Company’s health plan by reimbursing the Company and the executive officers for medical expenses incurred by the participating executive officers, which are not otherwise covered under the Company’s medical benefit plans, up to an annual maximum of $50,000 per person. The cost to the Company for the Supplemental Benefit Insurance is a $250 annual enrollment fee for each participating executive officer, plus a variable annual premium per executive officer (depending upon use), not to exceed $5,750 per year. The initial enrollment fee, the variable annual premium per executive and other provisions of the policy are subject to change from time to time. The Compensation Committee or the Board of Directors may expand or terminate coverage under the Supplemental Benefit Insurance at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2005	VENTURE CATALYST INCORPORATED

	By:	/S/ Kevin McIntosh
Kevin McIntosh
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Summary of the Supplemental Medical Reimbursement Insurance Policy.